The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
  Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-282897
Subject to Completion
Preliminary Prospectus Supplement dated October 30, 2024
PROSPECTUS SUPPLEMENT
(to Prospectus dated October 30, 2024)
$300,000,000
Camping World Holdings, Inc.
Class A Common Stock

We are offering $300.0 million of our Class A common stock, par value $0.01 per share.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CWH”.
We have three classes of common stock: Class A common stock, Class B common stock and Class C common stock. Each share of our Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties (as defined herein and currently indirectly controlled by our Chairman and Chief Executive Officer, Marcus Lemonis), directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS Enterprises, LLC (“CWGS, LLC”), the shares of Class B common stock held by the ML Related Parties will entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Additionally, we have one authorized and outstanding share of Class C common stock that entitles its holder, ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis (“ML RV Group”), to the number of votes necessary such that ML RV Group casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Upon the occurrence of certain change in control events, our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock. See “Basis of Presentation — Organizational Structure”, included elsewhere in this prospectus supplement, and the “Description of Capital Stock” section of the accompanying prospectus.
On October 29, 2024, the last reported sale price of our Class A common stock as reported on the NYSE was $22.89 per share.
We currently are, and following this offering we will continue to be, a “controlled company” within the meaning of the corporate governance rules of the NYSE. See the section entitled “Corporate Governance” in our 2023 Proxy Statement (as defined herein), which is incorporated by reference herein. Following the Distribution (as defined herein), we anticipate that we will no longer be considered a “controlled company” under the rules of the NYSE. See “Prospectus Supplement Summary — Recent Developments — The Distribution” for additional information.
Investing in the Class A common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement, page 6 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
We refer you to “Underwriting” beginning on page S-21 for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional $45,000,000 of our Class A common stock from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about          , 2024.

Goldman Sachs & Co. LLCJ.P. Morgan
BofA Securities	Wells Fargo Securities	KeyBanc Capital Markets	BMO Capital Markets	Baird

The date of this prospectus supplement is          , 2024.

Prospectus Supplement
Prospectus
We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

For investors outside the United States:   We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus (and any applicable free writing prospectuses), together with any documents incorporated by reference herein and therein and the additional information described below under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in its entirety before making an investment decision. To the extent there is a variation or conflict between information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-iii

BASIS OF PRESENTATION
Organizational Structure
As used in this prospectus supplement, unless the context otherwise requires, references to:
•
“2023 10-K” refers to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2024, which is incorporated by reference herein.

•
“2023 Proxy Statement” refers to our Definitive Proxy Statement on Schedule 14A for the year ended December 31, 2023, filed with the SEC on April 3, 2024, which is incorporated by reference herein.

•
“2024 10-Qs” refers to our 2024 First Quarter 10-Q, 2024 Second Quarter 10-Q and 2024 Third Quarter 10-Q.

•
“2024 First Quarter 10-Q” refers to our Quarterly Report on Form 10-Q, filed with the SEC on May 3, 2024, which is incorporated by reference herein.

•
“2024 Second Quarter 10-Q” refers to our Quarterly Report on Form 10-Q, filed with the SEC on August 1, 2024, which is incorporated by reference herein.

•
“2024 Third Quarter 10-Q” refers to our Quarterly Report on Form 10-Q, filed with the SEC on October 29, 2024, which is incorporated by reference herein.

•
“we”, “us”, “our”, the “Company”, “Camping World”, “Good Sam” and similar references refer to Camping World Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including CWGS Enterprises, LLC, which we refer to as “CWGS, LLC” and, unless otherwise stated, all of its subsidiaries.

•
“Continuing Equity Owners” refers collectively to ML Acquisition Company, funds controlled by Crestview Partners II GP, L.P. and the Former Profits Unit Holders and each of their permitted transferees that own common units in CWGS, LLC and who may redeem at each of their options their common units for, at our election (determined solely by our independent directors within the meaning of the rules of the NYSE who are disinterested), cash or newly-issued shares of our Class A common stock. Direct exchanges of common units in CWGS, LLC by the Continuing Equity Owners with CWH for Class A common stock are included in the reference to “redemptions” in relation to common units in CWGS, LLC.

•
“Crestview” refers to Crestview Advisors, L.L.C., a registered investment adviser to private equity funds, including funds affiliated with Crestview Partners II GP, L.P.

•
“CWGS LLC Agreement” refers to CWGS, LLC’s amended and restated limited liability company agreement, as amended.

•
“Former Equity Owners” refers to those Original Equity Owners controlled by Crestview Partners II GP, L.P. that exchanged their direct or indirect ownership interests in CWGS, LLC for shares of our Class A common stock in connection with the consummation of our initial public offering (“IPO”).

•
“Former Profits Unit Holders” refers collectively to Brent L. Moody and Karin L. Bell, who were executive officers through June 30, 2024 (Mr. Moody continues as a member of our Board of Directors); Andris A. Baltins and K. Dillon Schickli, who are members of our Board of Directors, and certain other current and former non-executive employees, former executive officers, and former directors, in each case, who held common units of CWGS, LLC pursuant to CWGS, LLC’s equity incentive plan that was in existence prior to our IPO and received common units of CWGS, LLC in exchange for their profits units in CWGS, LLC.

•
“ML Acquisition Company” refers to ML Acquisition Company, LLC, a Delaware limited liability company, indirectly owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

•
“ML Related Parties” refers to ML Acquisition Company and its permitted transferees of common units.

S-iv

•
“ML RV Group” refers to ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

•
“Original Equity Owners” refers to the direct and certain indirect owners of interests in CWGS, LLC, collectively, prior to the Reorganization Transactions and Recapitalization (as defined in Note 1 — Summary of Significant Accounting Policies and Note 19 — Stockholders’ Equity to our consolidated financial statements included in our 2023 10-K, respectively) conducted in conjunction with our IPO, including ML Acquisition Company, funds controlled by Crestview Partners II GP, L.P. and the Former Profits Unit Holders.

•
“RV” refers to recreational vehicles.

•
“Tax Receivable Agreement” refers to the tax receivable agreement that the Company entered into with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. in connection with the Company’s IPO.

•
“Voting Agreement” refers to the voting agreement that the Company entered into with CWGS Holding (defined below), ML RV Group, CVRV Acquisition II LLC, CVRV Acquisition LLC and Crestview in connection with the Company’s IPO.

We are a holding company and the sole managing member of CWGS, LLC, and our principal asset consists of common units of CWGS, LLC.
Presentation of Financial and Other Information
Certain monetary amounts, percentages and other figures included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus supplement and the accompanying prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Certain other amounts that appear in this prospectus supplement and the accompanying prospectus may not sum due to rounding.

S-v

TRADEMARKS
This prospectus supplement and the accompanying prospectus include, or incorporate by reference, a variety of our registered trademarks, trade names and service marks related to our brands and our services, protection plans, products and resources, including Camping World and Good Sam, which are protected under applicable intellectual property laws and are our property. This prospectus supplement and the accompanying prospectus also contain, or incorporate by reference, trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

S-vi

MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus supplement, the section entitled “Risk Factors” and our audited consolidated financial statements and the related notes, each included in our 2023 10-K, which is incorporated by reference herein, the section entitled “Risk Factors” in our 2024 Second Quarter 10-Q and 2024 Third Quarter 10-Q, and our unaudited consolidated financial statements and the related notes, included in each of our 2024 10-Qs, which are incorporated by reference herein, before making an investment decision. Some of the statements in this prospectus supplement and the accompanying prospectus, and in our 2023 10-K and 2024 10-Qs, each incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”.
Overview
Camping World Holdings, Inc. (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through our Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor activities fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly-trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enables us to connect with our customers as stewards of an outdoor and recreational lifestyle. On September 30, 2024, we operated a total of 207 locations, with all of them selling and/or servicing RVs.
Recent Developments
The Distribution
The Company has been made aware of the anticipated dissolution of ML Acquisition Company, LLC (“ML Acquisition Company”) and its wholly-owned subsidiary, CWGS Holding, LLC (“CWGS Holding” and, together with ML Acquisition Company, “ML Acquisition”), effective December 31, 2024. CWGS Holding is currently the record holder of 32,584,700 common units of CWGS, LLC and an equal number of shares of Class B common stock of the Company. In connection with the anticipated dissolution, we expect that common units of CWGS, LLC and an equal number of shares of our Class B common stock held by CWGS Holding will be distributed to the members of ML Acquisition Company (the “Distribution”). The members of ML Acquisition Company are ML RV Group, wholly owned by our Chairman and Chief Executive Officer, Marcus Lemonis, and AGI Holding Corp., which we believe is wholly owned by The Stephens Adam Living Trust, the former trustee of which was our former director, Stephen Adams, prior to his death. Prior to this offering and after giving effect to the Distribution, we anticipate that our Chairman and Chief Executive Officer, Marcus Lemonis, and AGI Holding Corp., will hold approximately 12.7% and 39.5%, respectively, of the voting power of the Company’s Class A common stock, Class B common stock and Class C common stock voting together as a single class.
Following the Distribution, we anticipate that we will no longer be considered a “controlled company” under the rules of the NYSE, and that there will be certain impacts to provisions of our certificate of incorporation, our amended and restated bylaws and the Voting Agreement. For a description of the material impacts we anticipate under our certificate of incorporation, our amended and restated bylaws and the Voting Agreement as a result of the Distribution, see our 2024 Third Quarter 10-Q.

Our History and Corporate Information
Founded in 1966, our Good Sam and Camping World brands have been serving RV owners and outdoor enthusiasts for more than 50 years. Good Sam combined with Camping World in 1997, when the Good Sam Club had approximately 911,000 members and Camping World had 26 store locations. In 2011, Camping World and Good Sam combined with FreedomRoads, a successful RV dealership business founded in 2003, to form the largest provider of products and services for RVs in North America. From 2011 to date, we have continued to expand our footprint of RV dealerships through new store openings and acquisitions.
Camping World Holdings, Inc. was incorporated as a Delaware corporation on March 8, 2016. On June 8, 2016, we effected a name change from CWGS, Inc. to Camping World Holdings, Inc. Our principal executive offices are located at 2 Marriott Drive, Lincolnshire, IL 60069. Our telephone number is (847) 808-3000. Our principal website address is www.campingworld.com. The information contained in, or accessible through, our websites is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus or to be part of this prospectus supplement or the accompanying prospectus.
Camping World Holdings, Inc. is a holding company, and upon the consummation of this offering, its principal asset will be its                 common units of CWGS, LLC, representing an aggregate    % economic interest in CWGS, LLC (or                 common units of CWGS, LLC, representing an aggregate    % economic interest in CWGS, LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

THE OFFERING
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Class A common stock offered hereby, see the “Description of Capital Stock” section of the accompanying prospectus.
Class A common stock offered by us
$300,000,000 of our Class A common stock.
Underwriters’ option to purchase additional shares of Class A common stock
We have granted the underwriters a 30-day option to purchase up to an additional $45,000,000 of our Class A common stock at the public offering price less the underwriting discounts and commissions.
Shares of Class A common stock to be outstanding after this offering
     shares, representing    % of the voting power and 100% of the economic interest in Camping World Holdings, Inc. (or            shares, representing    % of the voting power and 100% of the economic interest in Camping World Holdings, Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Shares of Class B common stock to be outstanding after this offering
      shares, representing    % of the voting power and no economic interest in Camping World Holdings, Inc. All of the shares of Class B common stock to be outstanding immediately after this offering will continue to be owned by the Continuing Equity Owners (other than the Former Profits Unit Holders).
Shares of Class C common stock to be outstanding after this offering
One share, representing 5% of the voting power and no economic interest in Camping World Holdings, Inc.
Common units of CWGS, LLC to be held by us immediately after this offering
     common units, representing a    % economic interest in the business of CWGS, LLC (or         common units, representing a    % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Common units of CWGS, LLC to be held by the Continuing Equity Owners after this offering
39,895,393 common units, representing a    % economic interest in the business of CWGS, LLC (or a    % economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Ratio of shares of Class A common stock to common
units
Our certificate of incorporation and the CWGS LLC Agreement each require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units of CWGS, LLC owned by us.
Ratio of shares of Class B common stock to common
units
Our certificate of incorporation and the CWGS LLC Agreement each require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners (other than the Former Profits Unit Holders) and the number of common units of CWGS, LLC owned by the Continuing Equity Owners (other than the Former Profits Unit Holders).
Permitted holders of shares of Class B common stock
Only the Continuing Equity Holders (other than the Former Profits Unit Holders) and their permitted transferees of common units are permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable only together with an equal number of common units of CWGS, LLC.
Permitted holders of shares of Class C common stock
Only ML RV Group is permitted to hold our Class C common stock, and upon certain change in control events, our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.
Voting rights
Holders of shares of our Class A common stock, our Class B common stock and our Class C common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally.
Additionally, our one share of Class C common stock entitles ML RV Group, its holder, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control. For the definition of “Class C Change of Control”, please see the “Description of Capital Stock” section of the accompanying prospectus. Accordingly, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company and ML RV Group, controls, and upon the consummation of this offering will continue to control, more than 50% of the voting power of our common stock and, subject to the Voting Agreement, may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including the election of directors. Following the Distribution, we anticipate that Marcus Lemonis will cease to control more than 50% of the voting power of our common stock. See “Prospectus Supplement Summary — Recent Developments — The Distribution” for additional information.
Redemption rights of holders of common units
The Continuing Equity Owners may from time to time, at each of their options, require CWGS, LLC to redeem all or a portion of their common units in exchange for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the CWGS LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner (other than Former Profits Unit Holders) will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $     million (or approximately $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purpose of this offering is to enhance growth opportunities. We intend to use the net proceeds from this offering to purchase          common units (or        common units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions.
CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. for general corporate purposes, including strengthening the Company’s balance sheet, working capital for growth and debt pay down. See “Use of Proceeds”.

Dividend policy
On August 1, 2023, we announced that our Board of Directors approved a quarterly cash dividend on our Class A common stock of $0.125 per share, representing a decrease from our previous quarterly cash dividend of $0.625 per share, beginning with the quarterly cash dividend paid in September 2023, and funded with all or a portion of the Excess Tax Distributions (as defined below). We believe that this decrease in the quarterly cash dividend will help us continue to execute our expansion plans through accretive RV dealership acquisitions. For additional information regarding our dividend history, see Item 5 of our 2023 10-K, which is incorporated by reference herein, under the heading “Dividend Policy”.
Our ability to pay cash dividends on our Class A common stock depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, restrictions under applicable law, the extent to which such distributions would render CWGS, LLC insolvent, our business prospects and other factors that our Board of Directors may deem relevant. Additionally, our ability to distribute any Excess Tax Distribution will also be contingent on no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us, and our actual tax liability. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWGS, LLC and, through CWGS, LLC, cash distributions and dividends from its operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of CWGS, LLC and our other subsidiaries and us to pay dividends or make distributions to us under the terms of our senior secured credit facilities, comprised of our $65.0 million revolving credit facility (the “Revolving Credit Facility”) and our $1.4 billion term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”) and the floor plan financing through the Eighth Amended and Restated Credit Agreement entered into in September 2021 (as amended from time to time, the “Floor Plan Facility”). We do not currently believe that the restrictions contained in our existing indebtedness will impair the ability of CWGS, LLC to make the distributions or pay the dividends as described above. Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay future dividends according to our policy, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Risk Factors — Risks Relating to Ownership of Our Class A Common Stock — Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our Board of Directors and may be limited by our structure and statutory restrictions” included in our 2023 10-K, which is incorporated by reference herein.
Controlled company exemption
After the consummation of this offering, we will continue to be considered a “controlled company” for the purposes of the NYSE listing requirements as pursuant to the terms of the Voting Agreement, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., will, in the aggregate, continue to have more than 50% of the voting power for the election of directors. As a “controlled company”, we qualify for, and may rely on, exemptions from certain corporate governance requirements. See the sections entitled “Corporate Governance — Controlled Company Exemption” and “Committees of the Board” in our 2023 Proxy Statement, which is incorporated by reference herein. Following the Distribution, we anticipate that we will no longer be considered a “controlled company” under the rules of the NYSE. See “Prospectus Supplement Summary — Recent Developments — The Distribution” for additional information.
Tax Receivable Agreement
In connection with our IPO, we entered into a Tax Receivable Agreement with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. that provides for the payment by the Company to the Continuing Equity Owners and Crestview Partners II GP, L.P. of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of (i) increases in our proportionate share of the tax basis of CWGS, LLC’s assets arising from the purchase or redemption of common units from the Continuing Equity Owners in exchange for Class A common stock or cash in connection with the IPO or thereafter as described above and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Person Transactions — Tax Receivable Agreement” in our 2023 Proxy Statement, which is incorporated by reference herein, for additional information.
Risk factors
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the corresponding sections in our 2023 10-K and our 2024 Second Quarter 10-Q and 2024 Third Quarter 10-Q, which are incorporated by reference herein, and the other information included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.
Trading symbol
Our Class A common stock is listed on the NYSE under the symbol “CWH”.

Unless we indicate otherwise or the context otherwise requires, the number of shares of Class A common stock to be outstanding after this offering is based on 45,490,961 shares of Class A common stock outstanding as of October 15, 2024 and:
•
excludes (1) 156,718 shares of Class A common stock issuable upon the exercise of stock options granted under our 2016 Incentive Award Plan (the “2016 Plan”) outstanding as October 15, 2024, at a weighted average exercise price of $21.98 per share, and (2) 1,955,458 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) granted under our 2016 Plan outstanding as of October 15, 2024;

•
excludes 6,641,862 additional shares of Class A common stock reserved for future issuance under the 2016 Plan as of October 15, 2024;

•
excludes shares of Class A common stock that may be issuable upon exercise of redemption rights of the Continuing Equity Owners (or, at our election, a direct exchange);

•
assumes no exercise or settlement, as applicable, of the outstanding stock options and RSUs referred to above; and

•
assumes no exercise by the underwriters of their option to purchase up to an additional $45,000,000 of our Class A common stock.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. These risks include, but are not limited to, those described below, each of which may be relevant to an investment decision. You should carefully consider the risks described below and in the “Risk Factors” section of our 2023 10-K and our 2024 Second Quarter 10-Q and 2024 Third Quarter 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, together with all of the other information included, or incorporated by reference, herein and therein, including our financial statements and related notes, before investing in our Class A common stock. The realization of any of these risks could have a significant adverse effect on our reputation, business, financial condition, results of operations and growth, and our ability to accomplish our strategic objectives. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment.
Risks Related to This Offering and Ownership of Our Class A Common Stock
The Continuing Equity Owners (through common units) own interests in CWGS, LLC, and the Continuing Equity Owners have the right to redeem their interests in CWGS, LLC pursuant to the terms of the CWGS LLC Agreement for shares of Class A common stock or cash.
After giving effect to this offering, we will have an aggregate of           shares of Class A common stock authorized but unissued (or       shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), including approximately 39,895,393 shares of Class A common stock issuable, at our election, upon redemption of CWGS, LLC common units held by the Continuing Equity Owners.
In connection with our IPO, CWGS, LLC entered into the CWGS LLC Agreement, and subject to certain restrictions set forth therein, the Continuing Equity Owners are entitled to have their common units redeemed from time to time at each of their options for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with our IPO, we also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the shares of Class A common stock issued upon such redemption and the shares of Class A common stock issued to the Former Equity Owners in connection with the corporate reorganization transactions entered into in connection therewith will be eligible for resale, subject to certain limitations set forth therein. The market price of shares of our Class A common stock could decline as a result of these redemptions or sales, or as a result of the perception that they could occur.
You may be diluted by future issuances of additional Class A common stock or common units in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.
Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion, whether in connection with acquisitions or otherwise.
We have reserved shares for issuance under our 2016 Plan in an amount equal to 8,754,038 shares of Class A common stock as of October 15, 2024, including 156,718 shares of Class A common stock issuable pursuant to stock options and 1,955,458 shares of Class A common stock issuable pursuant to RSUs that were granted (net of forfeiture) to certain of our directors and certain of our employees. Any Class A common stock that we issue, including under our 2016 Incentive Award Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

In connection with this offering, we and our executive officers, directors and certain stockholders will enter into lock-up agreements with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock (such shares of Class A common stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the lock-up party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See “Underwriting”.
The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse or are waived and by the perception that any such sales may occur. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities and your ability to sell shares of Class A common stock at a time and price you deem appropriate.
In connection with our IPO, we entered into a Registration Rights Agreement with the Original Equity Owners. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially impact the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities.
In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of Class A common stock.
We will have broad discretion in the use of the proceeds from this offering.
We intend to use the net proceeds from this offering to purchase        common units (or         common units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. for general corporate purposes, including strengthening the Company’s balance sheet, working capital for growth and debt pay down. We have not yet determined the specific allocation of the net proceeds, and our management will have broad discretion over the use and investment of such funds. You will not have an opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. Our management might not apply such net proceeds or our existing cash in ways that ultimately increase the value of your investment. Accordingly, investors in this offering have only limited information concerning management’s specific intentions and will be dependent upon the judgment of management with respect to the use of the net proceeds. Furthermore, pending their ultimate use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may adversely affect the trading price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the timeline for and benefits of our restructuring activities; expected new store location openings and closures, including greenfield locations and acquired locations; sufficiency of our sources of liquidity and capital and potential need for additional financing; our stock repurchase program; future capital expenditures, including with respect to our expansion of dealerships through acquisition and construction, and debt service obligations; refinancing, retirement or exchange of outstanding debt; expectations regarding industry trends and consumer behavior and growth; industry trends or forecasts predicted by us or third parties; our ability to capture positive industry trends and pursue growth; our product offerings and strategy; inventory management and impacts on gross margins; expectations regarding our pending litigation, and our plans related to dividend payments, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “can”, “continue”, “could”, “designed”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, but not limited to, the following:
•
general economic conditions in our markets, including inflation and interest rates, and ongoing economic and financial uncertainties;

•
the availability of financing to us and our customers;

•
fuel shortages, or high prices for fuel;

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the well-being, as well as the continued popularity and reputation for quality, of our manufacturers;

•
trends in the RV industry;

•
changes in consumer preferences or our failure to gauge those preferences;

•
competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast;

•
our expansion into new, unfamiliar markets, businesses, or product lines or categories, as well as delays in opening or acquiring new RV dealership locations;

•
unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions;

•
our failure to maintain the strength and value of our brands;

•
our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends;

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fluctuations in our same store revenue and whether such revenue will be a meaningful indicator of future performance;

•
the cyclical and seasonal nature of our business;

•
disruptions to or breaches of our or our third party providers’ information technology systems, including the February 2022 cybersecurity incident;

•
our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital;

•
the restrictive covenants imposed by our Senior Secured Credit Facilities and Floor Plan Facility;

•
risks related to COVID-19 and related impacts on our business;

•
our ability to execute and achieve the expected benefits of our restructuring activities or cost cutting initiatives and costs and impairment charges incurred in connection with these activities or initiatives may be materially higher than expected or anticipated;

•
our reliance on our fulfillment and distribution centers for our retail and e-commerce businesses;

•
the impact of ongoing class action lawsuits against us and certain of our officers and directors, as well as any potential future class action litigation;

•
natural disasters, whether or not caused by climate change, unusual weather conditions, epidemic outbreaks, terrorist acts and political events;

•
our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations;

•
any delays, new or increased tariffs, increased cost or quality control deficiencies in the importation of our products manufactured abroad;

•
whether third party lending institutions and insurance companies will continue to provide financing for RV purchases;

•
our ability to retain senior executives and attract and retain other qualified employees;

•
risks associated with leasing substantial amounts of space, including our inability to maintain the leases for our RV dealership locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us;

•
our business being subject to numerous federal, state and local regulations;

•
changes in government policies and legislation;

•
our failure to comply with certain environmental regulations;

•
risks related to climate change and other environmental, social, and governance matters;

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risks related to a failure in our e-commerce operations, security breaches and cybersecurity risks;

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our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties;

•
our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner;

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risk of product liability claims if people or property are harmed by the products we sell and other litigation risks;

•
risks related to our pending litigation;

•
risks associated with our private brand offerings;

•
possibility of future asset impairment charges for goodwill, intangible assets or other long-lived assets;

•
potential litigation relating to products we sell or sold;

•
Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition Company and ML RV Group, has substantial control over us including matters requiring approval by our stockholders;

•
the exemptions from certain corporate governance requirements that we qualify for, and rely on, due to the fact that we are a “controlled company” within the meaning of the NYSE listing requirements;

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whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions of CWGS, LLC common units for cash or stock;

•
other risks relating to our organizational structure and to ownership of shares of our Class A common stock;

•
our expectations regarding the use of proceeds from this offering; and

•
other important factors that could cause actual results, performance or achievements to differ materially from those contemplated, including those set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus, and those set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 10-K, our 2024 Second Quarter 10-Q and 2024 Third Quarter 10-Q, which are incorporated by reference herein and therein.

These risks may cause our actual results, performance and/or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements.
Any forward-looking statements made herein speak only as of the date of this prospectus supplement, and you should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future effects, results, performance, or achievements reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus supplement or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately $     million (or $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purpose of this offering is to enhance growth opportunities. We intend to use the net proceeds from this offering to purchase        common units (or       common units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from CWGS, LLC at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions.
CWGS, LLC intends to use the net proceeds from the sale of common units to Camping World Holdings, Inc. for general corporate purposes, including strengthening the Company’s balance sheet, working capital for growth and debt pay down.
Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

CAPITALIZATION
The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2024, as follows:
•
on an actual basis; and

•
on an as adjusted basis giving effect to this offering.

You should read this information in conjunction with our audited consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each included in our 2023 10-K, which is incorporated by reference herein, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the accompanying notes, each included in our 2024 Third Quarter 10-Q, which is incorporated by reference herein, and the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.
(in thousands, except share and per share amounts)	As of September 30, 2024
	Actual	As Adjusted
Cash and cash equivalents	$28,380	$
Indebtedness(1):
Floor Plan Facility	1,062,072
Finance lease obligations	139,861
Revolving Credit Facility	—
Term Loan Facility(2)	1,338,321
Real Estate Facilities(3)	183,497
Other long-term debt	8,007
Total indebtedness	2,731,758
Total equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; none issued and outstanding, actual and as adjusted	—
Class A common stock, par value $0.01 per share; 250,000,000 shares authorized, 49,571,087 shares issued and 45,341,818 shares outstanding, actual; shares issued and shares outstanding, as adjusted	496
Class B common stock, par value $0.0001 per share; 750,000,000 shares authorized, 39,466,964 shares issued and outstanding, actual and as adjusted	4
Class C common stock, par value $0.0001 per share; one share authorized, issued and outstanding, actual and as adjusted	—
Additional paid-in capital	94,217
Treasury stock, at cost; 4,229,269 shares	(148,170)
Retained earnings.	161,269
Total stockholders’ equity attributable to Camping World Holdings, Inc.	107,816
Non-controlling interest	64,875
Total stockholders’ equity	172,691
Total capitalization	$2,904,449	$

(1)
For a discussion of our Senior Secured Credit Facilities, our Floor Plan Facility, our Real Estate Facilities, other long-term debt and finance lease obligations, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in each of our 2023 10-K and our 2024 Third Quarter 10-Q, each of which is incorporated by reference herein. See also our audited consolidated financial statements included in our 2023 10-K and our unaudited consolidated financial statements included in our 2024 Third Quarter 10-Q, each of which is incorporated by reference herein, which include all liabilities.

(2)
Net of $10.2 million of original issue discount and $3.9 million of finance costs.

(3)
Net of $3.3 million of finance costs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL

AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
Distributions of cash or property on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition”.
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded”, as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
We and the underwriters named below will enter into an underwriting agreement with respect to the Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
BMO Capital Markets Corp.
Robert W. Baird & Co. Incorporated
Total
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional $45,000,000 of shares of Class A common stock from us to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days after the date of this prospectus supplement. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares of Class A common stock in approximately the same proportion as set forth in the table above.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase $45,000,000 of additional shares of our Class A common stock.
Paid to the Underwriters
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares of Class A common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the offering of the shares of Class A common stock, the representatives may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our executive officers, directors and certain stockholders have entered into lock-up agreements with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock (such shares of Class A common stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the lock-up party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.
The foregoing restrictions on our executive officers, directors and certain stockholders do not apply to, among other things, and subject in certain cases to various conditions, including:
(a)   transfer of the Lock-Up Securities:
(i)   to the Company or any of its subsidiaries in connection with the purchase of common units of CWGS, LLC from the lock-up party, by the Company or any of its subsidiaries;
(ii)   pursuant to any exchange of common units of CWGS, LLC for a corresponding number of Lock-Up Securities, in accordance with the amended and restated CWGS LLC Agreement (as defined herein) provided that none of the Lock-Up Securities received in exchange may be transferred, sold or otherwise disposed of until after the expiration of the lock-up period and shall remain subject to the restrictions listed here;
(iii)   as a result of the redemption by the Company, CWGS, LLC or their affiliates of Lock-Up Securities held by or on behalf of an employee in connection with the termination of such employee’s employment;
(iv)   as part of the repurchase of Lock-Up Securities by the Company, not at the option of the lock-up party, pursuant to an employee benefit plan as described herein (including the information incorporated by reference) or pursuant to the agreements pursuant to which such Lock-Up Securities were issued; provided that if the lock-up party is required to file a report under the Exchange Act, the lock-up party shall include a statement in such report regarding the reason for such transfer and that such transfer of Lock-Up Securities was solely to the Company;
(v)   acquired by the lock-up party (a) in the open market after the completion of the offering or (b) from the underwriters in the offering;
(vi)   as a bona fide gift or gifts or charitable contributions, or for bona fide estate planning purposes; provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; and provided, further that such transfer shall not involve a disposition for value;
(vii)   to any beneficiary of the lock-up party pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) of the lock-up party, provided that the donee or donees, beneficiary or beneficiaries, heir or heirs or legal representatives thereof agree to be bound in writing by the restrictions set forth herein; and provided, further that such transfer shall not involve a disposition for value;
(viii)   to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, provided that the trustee of the trust or the partnership or limited liability company or other entity agrees to be bound in writing by the restrictions set forth herein, and provided, further that any such transfer shall not involve a disposition for value;
(ix)   to any immediate family member or other dependent of the lock-up party; provided that the transferee agrees to be bound in writing by the restrictions set forth herein; and provided, further, that any such transfer shall not involve a disposition for value;
(x)   to the lock-up party’s affiliates, subsidiaries, partners, members, shareholders or to any investment fund or other entity controlled or managed by the lock-up party; provided that the transferee agrees to be bound in writing by the restrictions set forth herein; and provided, further, that any such transfer shall not involve a disposition for value;
(xi)   to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (vii) through (x) above; provided that the transferee agrees to be bound in writing by the restrictions set forth herein; and provided, further, that any such transfer shall not involve a disposition for value;
(xii)   pursuant to an order of a court or regulatory agency or to comply with any regulations related to the lock-up party’s ownership of Lock-Up Securities; provided that in the case of any transfer or distribution pursuant this clause, any filing under the Exchange Act reporting a reduction in beneficial ownership of the Lock-Up Securities shall state that such transfer is pursuant to an order of a court or regulatory agency or to comply with any regulations related to the ownership of the Lock-Up Securities unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory authority unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory agency;
(xiii)   by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; provided that the transferee agrees to be bound in writing by the restrictions set forth herein;
(xiv)   to the Company or its affiliates upon death, disability or termination of employment, in each case, of the lock-up party;
(xv)   to the Company or its affiliates (A) deemed to occur upon the cashless exercise of options or (B) for the primary purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or as a result of the vesting of Lock-Up Securities under restricted stock units or restricted stock awards, in each case pursuant to employee benefit plans as disclosed herein (including the information incorporated by reference) or pursuant to the agreements pursuant to which such Lock-Up Securities were issued; provided that in the case of any transfer or distribution pursuant this clause, except as a result of the vesting of Lock-Up Securities under restricted stock units or restricted stock awards, no filing under the Exchange Act reporting a reduction in beneficial ownership of Lock-Up Securities shall be voluntarily made during the lock-up period; or
(xvi)   with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters;
provided that (A) in the case of clauses (a)(ii) and (v)-(xi), no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities shall be required or shall be voluntarily made in connection with such transfer or distribution (other than (x) a required filing on a Form 5 made after the expiration of the lock-up period and (y) in the case of (a)(vi) and (vii), a required filing on a Form 4 that discloses therein that such transfer is a disposition for no value and that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the agreed lock-up agreement (and if the transferee is a person, trust or entity that would report a corresponding acquisition of such securities on the lock-up party’s Form 4, and such acquisition is entitled to be reported on a Form 5, such acquisition may be voluntarily reported on such Form 4)), and (B) in the case of clauses (a)(iii), (iv), (xiii), (xiv) and (xv), no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clause (a)(xiii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the agreed lock-up agreement;
(b)   (i) entry into any transactions effectuated pursuant to a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) relating to the transfer, sale or other disposition of the lock-up party’s Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of during the period beginning from the date of the agreed lock-up agreement and continuing to and including the date 30 days after the date of the prospectus, and no public announcement or filing shall be required or voluntarily made by any person in connection therewith until after the expiration of such period; and (ii) enter into a 10b5-1 Plan, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the lock-up period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made (whether by or on behalf of the lock-up party, the Company or any other party) regarding, or that otherwise discloses, the establishment of such plan during the lock-up period, and if any such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate that that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the lock-up period; and
(c)   transfers, sales, tenders or other dispositions of the Lock-Up Securities to a bona fide third party pursuant to a tender or exchange offer for securities of the Company or CWGS, LLC or other transaction, including, without limitation, a merger, consolidation or other business combination, involving a change of control of the Company that, in each case, has been approved by our board of directors (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of the Lock-Up Securities in connection with any such transaction, or vote any of the Lock-Up Securities in connection with any such transaction, or vote any of the lock-up party’s Lock-Up Securities in favor of any such transaction), provided that all of the lock-up party’s Lock-Up Securities subject to the agreed lock-up agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to the agreed lock-up agreement; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any of the lock-up party’s Lock-Up Securities subject to the agreed lock-up agreement shall remain subject to the restrictions herein.
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the shares of Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Our Class A common stock is listed on the NYSE under the symbol “CWH”.
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
The estimated offering expenses payable in connection with the offering, exclusive of the underwriting discounts and commissions, are approximately $1.1 million.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. We have agreed to reimburse the underwriters for certain of their expenses in an amount of up to $15,000.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, is the administrative agent, syndication agent and documentation agent under our Senior Secured Credit Facilities, and Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, served as joint lead arrangers and joint bookrunners for our Senior Secured Credit Facilities. Additionally, Bank of America, N.A, an affiliate of BofA Securities, Inc., is the administrative agent and JPMorgan Chase Bank, N.A. is syndication agent under our Floor Plan Facility. BofA Securities, Inc. served as sole bookrunner and sole lead arranger for our Floor Plan Facility. Further, certain of the underwriters or their affiliates may be lenders under our Senior Secured Credit Facilities or Floor Plan Facility and may therefore receive a portion of the proceeds from this offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to customers that they should acquire, long or short positions in such assets, securities and instruments.
Selling Restrictions
European Economic Area
In relation to each member state of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that

Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:
(a)   to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with us and each of the underwriters and their affiliates that:
(a)   it is a qualified investor within the meaning of the Prospectus Regulation; and
(b)   in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.
We and the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the offering.
United Kingdom
This prospectus supplement and any other material in relation to the shares of Class A common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or (ii) persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). This prospectus supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.
No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares shall require us or any underwriter or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any shares in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters and their affiliates that it meets the criteria outlined in this section.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of shares issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
No shares have been offered or sold, and no shares may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any shares in circumstances that contravene any such restrictions.
Singapore
This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
The shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA))

whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Weil, Gotshal & Manges LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
The consolidated financial statements of Camping World Holdings, Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Camping World Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE
We “incorporate by reference” certain documents we have filed with the SEC, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and any information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference herein and therein will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement and the accompanying prospectus.
The following documents are hereby incorporated by reference in this prospectus supplement:
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our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024;

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our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 3, 2024, for the fiscal quarter ended June 30, 2024, filed with the SEC on August 1, 2024 and for the fiscal quarter ended September 30, 2024, filed with the SEC on October 29, 2024;

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the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2024, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023;

•
our Current Report on Form 8-K filed with the SEC on April 1, 2024;

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our Current Report on Form 8-K filed with the SEC on May 16, 2024;

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our Current Report on Form 8-K filed with the SEC on June 4, 2024;

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our Current Report on Form 8-K filed with the SEC on August 30, 2024; and

•
the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-37908), filed with the SEC on October 7, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We also hereby incorporate by reference any reports and other documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to us at the following address:
Camping World Holdings, Inc.
2 Marriott Drive
Lincolnshire, IL 60069

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, are required to file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information are available through the SEC’s website set forth above. Such information is also available on the investor relations section of our website, which is located at www.campingworld.com. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS
Camping World Holdings, Inc.
Class A Common Stock
We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CWH”. On October 29, 2024, the last reported sale price of our Class A common stock on the NYSE was $22.89 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 30, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference”.
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Accordingly, investors should not place undue reliance on this information.
“We”, “us”, “our”, the “Company”, “Camping World”, “Good Sam” and similar references refer to Camping World Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including CWGS Enterprises, LLC, which we refer to as “CWGS LLC” and, unless otherwise stated, all of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus are forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the timeline for and benefits of our restructuring activities; expected new store location openings and closures, including greenfield locations and acquired locations; sufficiency of our sources of liquidity and capital and potential need for additional financing; our stock repurchase program; future capital expenditures, including with respect to our expansion of dealerships through acquisition and construction, and debt service obligations; refinancing, retirement or exchange of outstanding debt; expectations regarding industry trends and consumer behavior and growth; industry trends or forecasts predicted by us or third parties; our ability to capture positive industry trends and pursue growth; our product offerings and strategy; inventory management and impacts on gross margins; expectations regarding our pending litigation, and our plans related to dividend payments, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “can”, “continue”, “could”, “designed”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs.
These forward-looking statements involve known and unknown risks, uncertainties, and other important factors, including those incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC, that may cause our actual results, performance and/or achievements to differ materially and adversely from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Any forward-looking statements made herein speak only as of the date of this prospectus, and you should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future effects, results, performance, or achievements reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is www.campingworld.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024.

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Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 3, 2024, for the fiscal quarter ended June 30, 2024, filed with the SEC on August 1, 2024, and for the fiscal quarter ended September 30, 2024, filed with the SEC on October 29, 2024.

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The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2024, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

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Our Current Reports on Form 8-K filed with the SEC on April 1, 2024, May 16, 2024, June 4, 2024 and August 30, 2024.

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The description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-37908), filed with the SEC on October 7, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Camping World Holdings, Inc.
2 Marriott Drive
Lincolnshire, IL 60069
(847) 808-3000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Camping World Holdings, Inc. (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through our Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor activities fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly-trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enables us to connect with our customers as stewards of an outdoor and recreational lifestyle. On September 30, 2024, we operated a total of 207 locations, with all of them selling and/or servicing RVs.
We filed our certificate of incorporation with the Secretary of State of the State of Delaware on March 8, 2016.
Our principal executive offices are located at 2 Marriott Drive, Lincolnshire, IL 60069, and our telephone number is (847) 808-3000.
Camping World Holdings, Inc. is a holding company and the sole managing member of CWGS LLC, and our principal asset consists of common units of CWGS LLC.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “certificate”) and amended and restated bylaws (“bylaws”), which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference”.
Our certificate authorizes capital stock consisting of:
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250,000,000 shares of Class A common stock, $0.01 par value;

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75,000,000 shares of Class B common stock, $0.0001 par value;

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One share of Class C common stock, $0.0001 par value; and

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20,000,000 shares of preferred stock, $0.01 par value.

Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock, Class B common stock and Class C common stock vote together as a single class (or, if any holders of shares of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock) on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock, Class B common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution in proportion to the number of shares held by each such stockholder; provided, that the holders of shares of Class B common stock and Class C common stock will be entitled to receive $0.01 per share, and upon receiving such amount, the holders of shares of Class B common stock and Class C common stock, as such, shall not be entitled to receive any other assets or funds of the Company.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.
Class B Common Stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of Class B common stock, whether voting separately as a class or otherwise; provided that, for as long as ML Acquisition Company, LLC, a Delaware limited liability company (“ML Acquisition”), and its Permitted Transferees (as defined in the certificate) of the common units of CWGS Enterprises, LLC, a Delaware limited liability company (“CWGS LLC”) (ML Acquisition and such Permitted Transferees collectively, the “ML Related Parties”), directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors.
Additional shares of Class B common stock may be issued only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWGS LLC held by the ML Related Parties and CVRV Acquisition LLC (“Crestview” and its Permitted Transferees, “Crestview Holders” and together with the ML Related Parties, the “Permitted Class B Owners”) and the number of shares of Class B common stock issued to the Permitted Class B Owners. Shares of Class B common stock are transferable only to the extent provided by the Amended and Restated Limited Liability Company Agreement of CWGS LLC, dated March 8, 2016 and must be transferred together with an equal number of common units of CWGS LLC.
Holders of our Class B common stock do not have any right to receive dividends. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock.
Class C Common Stock
The one share of our Class C common stock entitles its holder, ML RV Group, LLC, a Delaware limited liability company (“ML RV Group”), to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to our stockholders generally for as long as there is no Class C Change of Control (as defined below). Upon a Class C Change of Control, our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.
For purposes of our Class C common stock, “Class C Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding the ML Related Parties and Crestview)) becomes the beneficial owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of our then outstanding voting securities; (2) our stockholders approve a plan of complete liquidation or dissolution of the Company; (3) the merger or consolidation of the Company with any other person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (4) we cease to be the sole managing member of CWGS LLC; or (5) the ML Related Parties directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS LLC. Notwithstanding the foregoing, a “Class C Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A common stock, Class B common stock and Class C common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
The holder of the one share of our Class C common stock does not have cumulative voting rights in the election of directors. The one share of our Class C common stock is not transferable.
The holder of the one share of our Class C common stock does not have any right to receive dividends. Additionally, the holder of the one share of our Class C common stock does not have preemptive, subscription, redemption or conversion rights. There are not any redemption or sinking fund provisions applicable to the Class C common stock.

Preferred Stock
The total of our authorized shares of preferred stock is 20,000,000 shares. We have no shares of preferred stock outstanding.
Under the terms of our certificate, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Forum Selection
Our certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), as to which the DGCL confers jurisdiction on the Court of Chancery; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine.
In addition, our bylaws provide that the federal district courts of the United States are the exclusive forum for any complaint raising a cause of action arising under the Securities Act.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.
Anti-Takeover Provisions
Our certificate and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but unissued shares.
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions, employee benefit plans and funding of redemptions of common units of CWGS LLC. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified board of directors.
Our certificate provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Directors may only be removed from our board of directors for cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company which are present in person or by proxy and entitled to vote thereon, except as provided in Section 2(b) of the voting agreement we entered into with ML Acquisition, entities affiliated with Crestview, and ML RV Group (the “Voting Agreement”). These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder action by written consent.
Our certificate provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon. Subject to the rights of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS LLC, our certificate and our bylaws provide that, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent in lieu of a meeting.
Special meetings of stockholders.
Our bylaws provide that a majority of our stockholders or a majority of our board of directors may call special meetings of our stockholders, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS LLC, our bylaws provide that, except as otherwise required by law, only a majority of our board of directors may call special meetings of our stockholders.
Advance notice requirements for stockholder proposals and director nominations.
In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of certificate or bylaws.
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Subject to the provisions of the Voting Agreement, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors. At such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS LLC, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2∕3% of the votes which all our stockholders would be eligible to cast in any annual election of directors. In addition, the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate, and any amendment of our certificate that gives holders of our Class B common stock or the holder of our Class C common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of the holders of a majority of shares of our Class A common stock voting separately as a class. At such time as the ML Related Parties, directly or indirectly, own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS LLC, the affirmative vote of the holders of at least 66 2∕3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions contained in our certificate described above.
Section 203 of the DGCL.
We have opted out of Section 203 of the DGCL. However, our certificate contains provisions that are similar to Section 203. Specifically, our certificate provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2∕3% of the outstanding shares of capital stock of the Company that is not owned by such interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. However, in our case, ML Acquisition and Crestview and any of their respective affiliates and any of their respective direct or indirect transferees receiving 15% or more of our outstanding voting stock will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and certain of our officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than director or stockholder who is not employed by us or our affiliates acting in their capacity as our director or stockholder who is not employed by us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our certificate, (b) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (c) we have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.
Trading Symbol and Market
Our Class A common stock is listed on the NYSE under the symbol “CWH”.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
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through underwriters or dealers;

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through agents;

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directly to one or more purchasers; or

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through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Camping World Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Camping World Holdings, Inc. incorporated by reference in this prospectus, and the effectiveness of Camping World Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

$300,000,000
Camping World Holdings, Inc.
Class A Common Stock
PROSPECTUS SUPPLEMENT
Goldman Sachs & Co. LLC	J.P. Morgan
BofA Securities	Wells Fargo Securities	KeyBanc Capital Markets	BMO Capital Markets	Baird
           , 2024